Filed Pursuant to Rule 424(b)(3) of the Securities Act of 1933
Registration No. 333-156282

PROSPECTUS

Nara Bancorp, Inc.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Warrant to Purchase 1,042,531 Shares of Common Stock

1,042,531 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to as the Series A Preferred Stock, a Warrant to purchase 1,042,531 shares of Common Stock and shares of Common Stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the shares of Series A Preferred Stock, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant, collectively, as the Securities. We issued and sold the Series A Preferred Stock and the Warrant to the United States Department of the Treasury pursuant to the Letter Agreement dated November 21, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the Treasury Department, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

In this Prospectus, we refer to the initial selling securityholder and its successors, including transferees, as the Selling Securityholders. The Selling Securityholders may offer the Securities from time to time, directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from sales of Securities by the selling securityholders.

The Series A Preferred Stock is not listed on an exchange and, unless requested by the Initial Selling Securityholder, we do not intend to list the Series A Preferred Stock on any exchange.

Our Common Stock is traded on the NASDAQ Stock Market under the symbol “NARA.” On February 4, 2009, the closing price of our Common Stock on the NASDAQ Stock Market was $5.53 per share. You are urged to obtain current market quotations of the Common Stock.

You should carefully read and consider the risk factors that we have described in “Risk Factors” on page 3 before investing in shares of our Common Stock.

Our principal executive offices are located at 3731 Wilshire Boulevard, Suite 1000, Los Angeles, California 90010, and our telephone number is (213) 639-1700.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2009.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, which is also referred to as the SEC, using the shelf registration process. Under the shelf registration process, the selling securityholders may offer and sell the securities described in this prospectus in one or more offerings from time to time.

We may provide a supplement to this prospectus containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. You should read both this prospectus and, if applicable, any prospectus supplement. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. See “Where You Can Find More Information” for more information.

In this prospectus, “Nara Bancorp,” “registrant,” “we,” “our,” “ours,” and “us” refer to Nara Bancorp, Inc., which is a financial holding company headquartered in Los Angeles, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Nara Bank” mean Nara Bank, which is our principal bank subsidiary.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, Nara Bancorp and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about Nara Bancorp’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Nara Bancorp and its subsidiaries, including Nara Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. Nara Bancorp undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate Nara Bancorp. Any investor in Nara Bancorp should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

RISK FACTORS

An investment in our Securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors described in the documents and reports that we have filed with the SEC and that are incorporated by reference into this prospectus, as well as any risks described in any prospectus supplement we may provide, before you make an investment decision regarding the Securities. Additional risks and uncertainties not presently known to us or that we currently deem not to be material may also affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from sales of the Securities by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

We had no outstanding shares of Preferred Stock during any of the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008. The following table sets forth our consolidated ratios of earnings to fixed charges for each of the periods indicated.

	Nine Months Ended September 30, 2008	Years Ended December 31,
		2007	2006	2005	2004	2003
(unaudited)
Ratios of earnings to fixed charges, excluding interest on deposits	2.51x	5.41x	8.50x	7.87x	8.14x	5.89x
Ratios of earnings to fixed charges, including interest on deposits	1.38x	1.69x	1.89x	2.16x	2.65x	2.28x

We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of computing this ratio, “earnings” consist of income before provision for income taxes, minority interest and cumulative effect of changes in accounting principles plus fixed charges. “Fixed charges” consist of the sum of interest expense on indebtedness, including amortization of debt issuance costs, and the portion of lease expense which we believe is representative of the interest component of lease expense.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a summary of the terms of the Series A Preferred Stock that may be sold by the selling securityholders. This summary does not purport to be complete in all respects. It is subject to and qualified in its entirety by reference to our certificate of incorporation and amendments, including the certificate of designation with respect to the Series A Preferred Stock, copies of which have been filed with the SEC and are also available from us upon request.

General

Under our certificate of incorporation, we have authority to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share. Our board of directors has designated 67,000 shares of our preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which shares were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable.

Dividends Payable

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a per annum rate of 5% on the liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from November 21, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a per annum rate of 9% per share on the liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, starting with February 15, 2009. Each such date is referred to as a dividend payment date. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

We are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, which is also referred to as the Federal Reserve Board, is authorized under applicable law and regulations to determine, under certain circumstances relating to the financial condition of a bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•	senior to our Common Stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•

equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, which is referred to as parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Nara Bancorp.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend may be paid or declared on our Common Stock or other junior stock, other than a dividend payable solely in Common Stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock or other junior stock unless we have paid all accrued dividends on the Series A Preferred Stock for all prior dividend periods in full, with the following exceptions:

•

purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by any broker-dealer subsidiaries of Nara Bancorp solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•

purchases or other acquisitions by any broker-dealer subsidiaries of Nara Bancorp for resale pursuant to an offering by Nara Bancorp of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•

acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Nara Bancorp or a subsidiary of Nara Bancorp, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before November 21, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

Nara Bancorp does not have any broker-dealer subsidiaries as of the date of this prospectus.

If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling securityholder, we must also offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends on the Series A Preferred Stock and any other parity stock are not paid, or declared and therefor funds set aside, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends, whether payable in cash, stock or otherwise, as may be determined by our board of directors, or a duly authorized committee of the board, may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Series A Preferred Stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $16,750,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. If we have received such proceeds, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Nara Bancorp or its subsidiaries after November 21, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Nara Bancorp at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the required redemption price would be an amount equal to the per share liquidation amount plus accrued and unpaid dividends up to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. The mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to the status of authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, which is equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred

Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amounts for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, which parity stock is referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which our Securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Nara Bancorp will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

any amendment or alteration of our certificate of incorporation to authorize or create or increase the authorized amount of, or any issuance of any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Nara Bancorp;

•

any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock so as to affect adversely the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of Nara Bancorp with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if Nara Bancorp is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each such share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a summary of the terms of the Warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. It is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available from us upon request.

Shares of Common Stock Subject to the Warrant

The Warrant is initially exercisable for 1,042,531 shares of our Common Stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $67,000,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of Common Stock underlying the Warrant then held by the selling securityholders will be reduced by 50% to 521,266 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $9.64 per share. The Warrant may be exercised at any time on or before November 21, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by Nara Bancorp of the number of shares of Common Stock issuable upon exercise of the Warrant that is equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised. We have listed the shares of Common Stock issuable upon exercise of the Warrant with the NASDAQ Stock Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the Warrant with respect to more than 521,266 shares of Common Stock until the earlier of the date on which Nara Bancorp has received aggregate gross proceeds from a qualified equity offering of at least $67,000,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment. Until the earlier of November 21, 2011 and the date the initial selling securityholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of

Common Stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•

in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of November 21, 2008.

Other Distributions. The exercise price of the Warrant will be adjusted to reflect any dividends or distributions that we declare, other than ordinary cash dividends.

Certain Repurchases. If we effect a pro rata repurchase of Common Stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving Nara Bancorp and requiring shareholder approval, the warrantholder’s right to receive shares of our Common Stock upon exercise of the Warrant shall be converted into the right to receive on exercise of the Warrant the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

General

We are authorized by our certificate of incorporation to issue up to 40,000,000 shares of Common Stock, $0.001 par value per share, of which 26,246,560 shares were outstanding as of December 15, 2008.

Holders of our Common Stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for the payment of dividends. Holders of our Common Stock are also entitled, upon our liquidation, and after payment of all valid claims of creditors and the preferences of Series A Preferred Stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata distributions of our net assets. We will pay dividends on our Common Stock only if we have paid or provided for the payment of all dividends on our then outstanding series of preferred stock entitled to preference in the receipt of dividends, for the then current period and, in the case of any cumulative preferred stock, all prior periods. Our preferred stock also has such other preferences over our Common Stock as currently, or as may be, fixed by our board of directors.

Holders of our Common Stock are entitled to one vote for each share they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to the Series A Preferred Stock, or any other class or series of preferred stock, that the board of directors may hereafter authorize. Shares of our Common Stock are not redeemable and holders of our Common Stock have no subscription, conversion or preemptive rights in their capacities as such.

Our Common Stock is listed on the NASDAQ Stock Market. Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable. Holders of our Common Stock are not, and will not be, subject to any liability as shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is BNY Mellon Shareowner Services.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our Common Stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our Common Stock under the Change in Bank Control Act. Any holder of 25% or more of our Common Stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the Securities directly to purchasers or may sell Securities through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or purchasers of the Securities. The discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the preferred stock or the Common Stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Stock Market in the case of the Common Stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any Securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which in turn may engage in short sales of the Common Stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell the Common Stock issuable upon exercise of the Warrant short and deliver Common Stock to close out short positions, or loan or pledge the Series A Preferred Stock or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these Securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the Securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of Securities is made, if required, a prospectus supplement will set forth the number and type of Securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this prospectus.

SELLING SECURITYHOLDERS

We issued the Securities covered by this prospectus to the United States Department of the Treasury on November 21, 2008, in a transaction exempt from the registration requirements of the Securities Act. This initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the Securities they own. The Securities that may be offered under this prospectus for the account of the selling securityholders are:

•	67,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus;

•	a Warrant to purchase 1,042,531 shares of our Common Stock; and

•	1,042,531 shares of our Common Stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 3.82% of our Common Stock as of December 15, 2008.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the Securities.

We do not know whether, when or in what amounts the selling securityholders may offer any of the Securities for sale. The selling securityholders might not sell all or any of the Securities offered by this prospectus.

The initial selling securityholder has not had a material relationship with us, other than in connection with its purchase of the Securities.

Information about the selling securityholders may change over time.

LEGAL MATTERS

The validity of the Series A Preferred Stock, the Warrant and the Common Stock offered hereby will be passed upon for us by Mayer Brown LLP.

EXPERTS

The consolidated financial statements of Nara Bancorp, Inc. appearing in Nara Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Nara Bancorp’s internal control over financial reporting as of December 31, 2007 have been audited by Crowe Horwath LLP (formerly Crowe Chizek and Company LLC), independent registered public accounting firm, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements and reports are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of information filed by us with the SEC are also available on our website at http://www.narabank.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Telephone the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

Our Common Stock is listed on the NASDAQ Stock Market. You may also inspect reports, proxy statements and other information at the offices of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information that is different from the information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering to which this registration statement relates, except to the extent that any information contained in such filings is deemed “furnished” rather than “filed” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

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Current Reports on Form 8-K filed on January 28, 2008, March 4, 2008, April 23, 2008, May 2, 2008, May 8, 2008, June 4, 2008, July 23, 2008, August 6, 2008, August 13, 2008, September 5, 2008, October 23, 2008, November 17, 2008, November 20, 2008 and November 28, 2008; and

•	Registration Statement on Form 8-A (relating to our Common Stock) filed on April 22, 2003.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Nara Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Telephone: (213) 639-1700

Attention: Assistant Secretary